Exhibit (h)(xv)

April 30, 2017

ALPS Variable Investment Trust
Board of Trustees
1290 Broadway, Suite 1100
Denver, CO 80203

Re:	ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), among the undersigned parties, ALPS Advisors, Inc. (“ALPS”) and Stadion Money Management, LLC (“Stadion”), with the Trust, ALPS and Stadion each agree to waive certain fees that such entity is entitled to receive from, or reimburse certain expenses to be paid by, the ALPS/Stadion Core ETF Portfolio and ALPS/Stadion Tactical Growth Portfolio, each a series of the Trust (each, a “Portfolio”).

The parties hereby agree that (i) ALPS and Stadion shall, in the ratio of one-third and two-thirds, respectively, reimburse each Portfolio’s expenses and/or (ii) ALPS shall waive a portion of the investment advisory fees that ALPS is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and/or Services (Rule 12b-1) fees, shareholder service fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class III
ALPS/Stadion Core ETF Portfolio	65 bps	65 bps
ALPS/Stadion Tactical Growth Portfolio	80 bps	80 bps

 To the extent ALPS waives a portion of its advisory fee pursuant to this letter, Stadion agrees to waive two-thirds of such waived portion pursuant to the terms of the subadvisory agreement. ALPS and Stadion will be permitted to recover, on a class-by-class basis, expenses each has borne through this letter agreement to the extent that each Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, a Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred. Each Portfolio's fee waiver/expense reimbursement arrangements with the Sub-Adviser and the Adviser permit the Sub-Adviser or the Adviser to recapture only if any such recapture payments do not cause each Portfolio's expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture.

ALPS and Stadion agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on April 30, 2017, and shall continue through April 29, 2018.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

STADION MONEY MANAGEMENT, LLC

By:	/s/ Duane Bernt
Name:	Duane Bernt
Title:	CFO

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Patrick D. Buchanan
Name:	Patrick D. Buchanan
Title:	Treasurer